UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 15, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

932 Southwood Blvd,
Incline Village, NV  89451
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(775) 832-8500

1400 Seaport Boulevard
Redwood City, California 94063
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           PDL BioPharma, Inc. (the “Company,” “PDL” or “we”) entered into an employment offer letter with Christine Larson on December 15, 2008 (the “Offer Letter”) pursuant to which Ms. Larson agreed to join the Company as Senior Financial Advisor effective December 15, 2008.  Subject to and in connection with the proposed spin off (the “Spin-off”) of PDL’s biotechnology operations into Facet Biotech Corporation (“Facet”), which will be a separate publicly traded company, PDL (the remaining royalty company) will appoint Ms. Larson, effective as of the Spin-off date, as its Vice President and Chief Financial Officer.

Ms. Larson served as a Senior Manager/Director at Grant Thornton, LLP in their Mergers and Acquisitions Advisory group from 2007 to 2008.  She served as financial consultant from 2005 to 2007 for a biometric authentication/credit card payment processing firm and a global Microsoft business solutions firm.  From 2003 to 2005, Ms. Larson was Chief Financial Officer for TWL Corporation, a publicly held, technology-enabled learning company.  Prior to that time, she worked as an independent financial consultant to start-up software, hardware and Internet service companies.  In 1999, she worked for KPMG Consulting, Inc. as a Management Consultant.  She was previously employed from 1985 to 1998 by Bank of America Corporation, most recently as a Senior Vice President and Managing Director in their Interactive Services division and their Global Capital Markets group.  While working at Bank of America Corporation, she served as Chief Financial Officer of their leasing subsidiary, BA Leasing and Capital Corporation and of their venture capital subsidiary, BA Ventures Inc. Until June 2008, she served as a Board Officer and Vice President of Finance for the California Alumni Association, UC Berkeley.  Ms. Larson also serves on the Audit Committee for George Mark Children’s House. She received a BS in Food and Nutritional Sciences from the University of California, Berkeley, and an MBA from California State University, East Bay.  Ms. Larson is a Certified Public Accountant in the State of California.

Pursuant to the Offer Letter, we will employ Ms. Larson as an at-will employee for an annual base salary of $350,000.  Ms. Larson’s annual target bonus will be 40% of her annual base salary, with the actual amount earned dependent upon company and individual performance.

Effective 15 days following the Spin-off date, PDL will grant Ms. Larson a special retention incentive award (the “Special Retention Incentive”) comprised of two components: (i) the right to receive $420,000 in cash, and (ii) a number of unvested restricted shares of PDL common stock with a Grant Value equal to $180,000.  For this purpose, “Grant Value” means the average of the closing prices of PDL’s common stock for the first 10 trading days following the Spin-off date.  Subject to Ms. Larson’s continued employment, the Special Retention Incentive will vest and become payable upon the earlier to occur of (i) the second anniversary of the Spin-off date, or (ii) a merger or sale of PDL or a sale of all or substantially all of PDL’s assets, or any securitization or other monetization of all or substantially all of PDL’s assets.

If Ms. Larson is terminated without Cause, as defined in the Offer Letter, or resigns for Good Reason, as defined in the Offer Letter, following her accession to the Chief Financial Officer position, but prior to her entitlement to the Special Retention Incentive, Ms. Larson will receive, within five days of her separation from service, a lump sum cash payment equal to 50% of the sum of her annual base salary and target bonus.

We have also agreed to provide assistance to Ms. Larson to rent housing in Nevada proximate to our corporate headquarters and will pay her a housing allowance of $4,000 per month for the duration of Ms. Larson’s employment with us.  In addition, we agreed to reimburse Ms. Larson up to $10,000 for moving expenses.

The terms and conditions of Ms. Larson’s employment set forth in the Offer Letter and summarized above will also apply upon Ms. Larson’s appointment as Vice President and Chief Financial Officer of the Company, provided, however, that if PDL does not complete the Spin-off, for any reason, within six months following December 12, 2008 (the ‘Spin-off Period’), then Ms. Larson will be entitled to resign and PDL will pay her a special lump sum severance amount equal to six months’ base salary; provided she tenders her resignation no later than three months following the end of the Spin-off Period.

The Offer Letter is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.  The foregoing description of the Offer Letter is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Offer Letter between PDL BioPharma, Inc. and Christine Larson effective December 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2008	PDL BioPharma, Inc.

	By:	/s/ John McLaughlin
John McLaughlin
President and Chief Executive Officer